Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (Second Amended and Restated 2005 Omnibus Stock Plan) of our report dated December 11, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in Varian Medical Systems, Inc.’s Annual Report on Form 10-K for the year ended September 29, 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 19, 2007